CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

I consent to the incorporation by reference in this Registration Statement on Form S-8 of my report dated January 16, 2003 appearing in the Company’s Annual Report on Form 10-KSB of Medical International Technology, Inc. for the year ended September 30, 2003 and to the reference to me under the heading “Experts” in such Registration Statement.

/s/ Jonathon P. Reuben

Jonathon P. Reuben
Certified Public Accountant
Torrance, California
June 2, 2003